Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-265799, 333-218244 and 333-187928) on Form S-8, the Registration Statements (Nos. 333-199634, 333-205147 and 333-212433) on Form S-3 and the Post-Effective Amendment No. 2 on Form S-3 (Registration No. 333-212433) on Form S-1 of Tecogen Inc. ("the Company") of our report dated March 23, 2023, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 23, 2023